                                                                 EXHIBIT (a)(10)

                             Employee Value Program
                           Frequently Asked Questions

1. What is the Employee Value Program?

         Our Employee Value Program allows you to return any of your Netegrity stock options that have a higher per share exercise price than the current market price of one share of Netegrity common stock, par value $.01 per share, in exchange for a new option. If you elect to exchange your outstanding options, the previously granted stock options must be turned in or tendered on or about September 23, 2002. Details about the administration of this program are set forth below in question number 11.

         With the exception of Barry Bycoff and Deepak Taneja, if you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares underlying the options you tender. In exchange for their tendered options with an exercise price of $36.09, Barry Bycoff and Deepak Taneja will receive a new option to purchase only one share for every such tendered option to purchase two shares. Netegrity intends to grant the new options under the plans from which the respective tendered options were granted. All new options will be subject to a new option agreement between you and Netegrity. You must execute the new option agreement before receiving new options. The exercise price for the new options will be set at the market price in effect on the day they are granted.

2. Who is eligible for this program?

         All current employees as of (i) August 23, 2002 and (ii) the dates on which the new options are granted, are eligible for this program. We intend to grant new options on two separate dates; we anticipate that the first grant date will be on or about six months and one day after the date the returned options are cancelled and that the second grant date will be on or about seven months and one day after the date the returned options are canceled. In order to be eligible to receive a new option, you must remain an employee through the date such new option is granted.

3. Why are we making this offer?

         We believe that granting stock options motivates you to high levels of performance and provides an effective means to recognize your contributions to the success of our company. This offer provides an opportunity for Netegrity to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the date we grant the new options, we are giving each eligible employee the opportunity to eliminate (on the grant dates only) all "underwater" options. We believe this offer will maximize shareholder value by creating better performance incentives for employees who desire the assurance that their options will have an exercise price equal to the market value of our common stock on the date we grant the new options.

4. What are the conditions to this offer?

         The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary.

5. If I tender eligible options in this offer, how many new options will I receive in exchange?

         For tendered options with an exercise price of $36.09, Barry Bycoff and Deepak Taneja will receive a new option to purchase only one share for each such tendered option to purchase two shares. Otherwise, if you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares you tender. Netegrity intends to grant your new options under the plans from which the respective tendered options were granted. All new options will be subject to a new option agreement between you and Netegrity. You must execute the new option agreement before receiving new options.

6. If I tender options in this offer, when will I receive my new options?

         We intend to grant 50% of your new options on or about the first business day that is at least six months and one day after the date we cancel the eligible options. We intend to grant the remaining 50% of your new options on or about the first business day that is at least seven months and one day after the date we cancel the eligible options. Our Board of Directors will select the actual grant dates for the new options by action which will be taken at a meeting or by written consent on or about (i) six months and one day after the date we cancel the options accepted for exchange (in the case of the first grant date) and (ii) on or about seven months and one day after the date we cancel the options accepted for exchange (in the case of the second grant date). The need for action by the Board of Directors will not significantly delay the grant of the new options. If we cancel accepted eligible options as soon as possible after the expiration of the offer, we expect that the first new options will be granted on or about March 25, 2003 and that the remaining new options will be granted on or about April 25, 2003. You must be an employee on the date we are granting a new option in order to be eligible to receive such new option.

7. Why do I have to wait at least six months and a day to receive any new options?

         If we were to grant the new options on any date earlier than six months and one day after the date we cancel the eligible options, we would be required, for financial reporting purposes, to treat the new options as variable awards, which means that we would be required to record decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited, or terminated. The higher the trading value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

8. Why are there two grant dates?

         The exercise price for your new options will be 100% of the fair market value of our common stock on the date the new options are granted. The fair market price of our common stock has been volatile and we feel that spreading the grant of the new options over two dates which are a month apart will insulate you against such volatility in the market price. Please see the discussion in question number 10 regarding the exercise price of new options and the volatility of the market price of our stock.

9. If I tender eligible options in this offer, will I be required to give up all my rights to the cancelled options?

         Yes. Once we have accepted eligible options tendered by you, those eligible options will be cancelled and you no longer will have any rights under those options.

10. If I tender eligible options in this offer, what will be the exercise price of the new options?

         The exercise price per share of a new option will be 100% of the fair market value of our common stock on the date that new option is granted. Accordingly, we cannot predict the exercise price of the new options. Because we do not intend to grant any new options until on or about the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange (or, in the case of the second grant date, seven months and one day), the new options may have a higher exercise price than some or all of your current options. Additionally, because we intend to grant the new options on two separate dates, some new options may have higher exercise prices than others. You should bear in mind that the market price of our stock has been volatile in the past and may continue to be volatile. During the approximate six months and one day period prior to the first date we anticipate granting new options and the seven months and one day period prior to the second date we anticipate granting new options, the market price of our stock may be affected by many factors, including general economic conditions both domestic and foreign, our own operating performance, strategic initiatives such as acquisitions and joint ventures which we might undertake and announcements of new products, services, technological innovations or distribution partners by us or our competitors. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your eligible options.

11. What are the mechanics of the program?

         You will have until September 23, 2002 at 12:00 midnight Eastern Daylight Time (Boston time), to decide whether or not to tender any of your options. During the week of September 2, 2002 we will hold group meetings (schedule attached) to provide as much detail and information as possible with which to make a decision. If you decide to tender your options, you must complete and return the agreement, or the Form of Election, included in this packet outlining the details of the arrangement.

         On or about March 25, 2003 and April 25, 2003, the company expects to issue a number of new options. The company expects the number of new options to be equal to the number of previously granted options tendered on September 23, 2002, except that options with an exercise price of $36.09 held by Barry Bycoff and Deepak Taneja will be exchanged at a ratio of one share underlying a new option for each two shares underlying such tendered options. Again, the exercise price of a new option will be the market price of Netegrity stock on the date that such new option is granted.

12. Over what period of time will the new options vest?

         The new options will vest as follows:

         Employee Hire Date                     Amount of New Options
                                                Vested on Grant Date
         During 1999 or earlier                          40%
         During 2000                                     33%
         During 2001 or 2002                             20%

         Employees hired by DataChannel prior to its acquisition by Netegrity will be considered hired by Netegrity in 2001. The remaining unvested portion of each new option will vest in equal quarterly increments over three years, with the first vesting date being three months after the first grant date of the new options.

13. Can I tender only a portion of a grant?

         Yes, you may decide to tender some or all of an eligible stock option grant.

14. I have received more than one option grant. Does that make a difference to me?

         If you received more than one grant of options and you decide to tender all or some of any grant, all grants received after February 22, 2002 with exercise prices lower than the highest exercise price of any options you elect to tender also must be relinquished. This is a result of the new accounting rules discussed previously.

         Examples:

         You received two grants in February 2001 and March 2002. The February 2001 grant was for 500 options with an exercise price of $57. The March 2002 grant was for 1,000 options with an exercise price of $15.

      - If you decide to tender all or part of the February, 2001 grant, you also will need to tender the March, 2002 grant since the exercise price is lower and it was granted after February 22, 2002.

      - If you decide not to tender the 2001 grant, you do not need to tender the March, 2002 grant, although you may elect to do so.

15. If I tender eligible options in this offer, are there circumstances where I would not be granted new options?

         Yes. Even if we accept your tendered eligible options, we do not intend to grant new options to you if we are prohibited from doing so by applicable law or regulations. We will use reasonable efforts to avoid a prohibition, but you will not be granted new options so long as any prohibition is applicable. If you are no longer an employee on the first date we grant new options, you will not receive any new options. If you are no longer an employee on the second date we grant new options, you will not receive new options for the remaining 50% of your cancelled options.

16. What sorts of things do I need to consider before I make my decision?

         No one can predict the future of the economy, the stock market, Netegrity or our stock price. You will need to ask yourself questions such as:

         a) What do I think Netegrity's stock performance will be during the next six or seven months? What is the likelihood that the Netegrity stock price will be higher in six or seven months than the exercise price of my current options?

         b) How will the economy be doing in six or seven months? Will the situation be very different in six or seven months or sooner? Will I miss the "up side" on the stock if I am out of the market; i.e. without stock options and the stock price rises, before I am issued new options?

         c) What will be happening in the stock market between now and six or seven months from now?

         All of these considerations and a multitude of other considerations could affect the Netegrity stock price, for better or worse. You must examine all of these considerations and determine whether you are willing to accept the possible "down side" of tendering your options.

         As an example of the "down side" of tendering your options:

         You have stock options with an exercise price of $37. In six months, Netegrity stock is trading at $50. This will result in a new grant of stock options with a higher exercise price than the exercise price of the options you relinquished.

         You will need to look at the specific details of your options and consider what you want to do. What may be "right" for you may be very different from what is "right" for your colleagues.

17. What happens if I leave Netegrity before the new options are given to me?

         In order to be eligible for the new options, you need to be employed by Netegrity on the dates the new options are granted. If, for any reason, you do not remain an employee of Netegrity or one of its subsidiaries through the first date we grant the new options the new options, you will not receive any new options or other consideration in exchange for any of your tendered eligible options that have been accepted for exchange. If, for any reason, you do not remain an employee of Netegrity or one of its subsidiaries through the second date we grant new options, you will not receive new options or other consideration in exchange for the remaining 50% of your tendered eligible options that have been accepted for exchange.

18. What if we enter into a merger or other similar transaction?

         If we merge with or are acquired by another entity between the date of cancellation of the eligible options and a date the new options are granted, the handling of options will be subject to negotiation as part of the merger transaction and there can be no assurance as to whether new options will be granted. You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, if new options were granted, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which the new options might be granted, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. Finally, if we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate the employment of some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the new option is granted means that you will not receive the new option, nor will you receive any other consideration for the options that were cancelled.

19. Will I be eligible for additional stock grants during the seven months and one day waiting period?

         No. If we accept eligible options you tender in this offer, you will not receive any additional option grants before you receive all of your new options. We will defer until the week of April 25, 2003 or later, the grant of other options for which you may have been eligible.

20. When will my new options terminate?

Options granted under the 1994 Stock Plan and the 1997 Stock Option Plan have a term of ten years. Options granted under the 2000 Stock Incentive Plan, the 2001 Interim General Stock Incentive Plan, the 2002 Employee Retention General Incentive Plan, and the 2002 General Stock Plan have a term of seven years. Since we intend to grant new options from the plans from which the respective tendered options were granted, the option terms of your new option grants should be the same as the term of your tendered option grants.

21. What are all the important dates for the Employee Value Program?

         -----------------------------------------------------------------------
             WHEN                                       WHAT
         -----------------------------------------------------------------------
             August 23, 2002                  Employee Value Program commences
         -----------------------------------------------------------------------
             Week of September 2, 2002        Employee meetings and webinars
         -----------------------------------------------------------------------
             September 23, 2002 - Midnight    Cutoff for paperwork
         -----------------------------------------------------------------------
             On or about March 25, 2003       First Fifty Percent of New
                                              Options issued
         -----------------------------------------------------------------------
             On or about April 25, 2003       Second Fifty Percent of New
                                              Options issued
         -----------------------------------------------------------------------

22. What happens if I turn in paperwork before September 23, 2002, but I change my mind?

         You are encouraged to submit you paperwork before September 23, 2002. You may change your mind at any time before 12:00 midnight, Eastern Daylight Time (Boston time) on September 23, 2002, by submitting the appropriate form, "Change Elections From Accept to Reject."

23. If I tender eligible options in this offer will I have to pay taxes if I exchange my eligible options in this offer?

         If you exchange your current eligible options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering eligible options through this offer.

24. If I tender eligible options in this offer that are incentive stock options, will my new options be incentive stock options?

         If your tendered options were incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the grant dates. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. You should note that based on the exercise price and the vesting schedule of the options, the new options might exceed the limit for incentive stock options.

25. What is the difference between an incentive stock option and a non-qualified stock option?

         An incentive stock option is an option which qualifies for favorable tax treatment under section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). It is granted to an employee of a corporation to purchase company stock at a specified price for a specified period of time. Generally, there are no tax consequences until the stock is sold. You should note that your alternative minimum taxable income will be increased by the amount by which the aggregate fair market value of the shares you purchase under the option, generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option.

         A non-qualified stock option does not qualify for favorable tax treatment under Code sections 422 or 423.

         Put more simply, and without regard to the alternative minimum tax, you do not have to pay income taxes when you exercise incentive stock options. You pay tax on incentive stock options at the time you sell stock acquired upon exercise of incentive stock options. However, if you exercise non-qualified stock options, you must pay income taxes on the difference between the exercise price and the market price at the time of the exercise. If you achieve additional gains at the time you sell stock acquired upon exercise of your non-qualified options, you will pay additional income tax on the additional gain.

26. To whom do I return my paperwork?

         Paperwork should be returned to:
         Melissa Kraus - mkraus@netegrity.com-(781) 663-7353-fax (561) 264-8517

27. Who can answer questions about the program?

         Melissa Kraus - mkraus@netegrity.com - (781) 663-7353

         Definitions

1. Stock Option - A stock option gives you the right to buy a set number of shares of company stock at a set price for a defined period.

2. Market Price - The market price is the price at which the stock is being publicly traded on NASDAQ or another stock exchange.

3. Option Price or Exercise Price - The option price or exercise price is the price at which you can purchase the stock if you exercise your option.

4. Vesting - A vesting schedule sets out the dates at which you can exercise each stock option. For example, some previously granted options give you the right to exercise 25% of your options at 12, 24, 36, and 48 months after the date your stock options are granted. You are vested in 25% of your options after you complete each year of service with the company. The new options to be issued under the Employee Value Program are initially 40, 33, or 20% vested, depending upon the period of time you have been employed by Netegrity and thereafter vest in equal quarterly increments over three years with the first quarterly vesting date being three months after the first grant date of the new options, provided you remain a Netegrity employee.